Exhibit 26(n)(i)

Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports:

(1) dated March 13, 2007, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio and (2) dated March 15, 2007, with respect to the financial statements of the WRL Series Life Account incorporated by reference in Post-Effective Amendment No. 12 to the Registration Statement (Form N-6 No. 333-62397) under the Securities Act of 1933 and related Prospectus of WRL Series Life Account.

/s/ Ernst & Young LLP

Des Moines, Iowa

December 21, 2007